Exhibit 10.27

HOWARD BANK
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Effective December 1, 2014

WHEREAS, Howard Bank (the “Bank”) desires to establish the Howard Bank Supplemental Executive Retirement Plan (the “Plan”) to retain certain executive employees by providing them with benefits to supplement their retirement benefits under the Bank’s tax-qualified retirement program.

WHEREAS, the Plan is intended to be an unfunded “top hat” plan, that is exempt from Parts 2, 3 and 4 of Title I of ERISA and §401(a) of the Internal Revenue Code; and

WHEREAS, the Bank desires to establish the Plan in compliance with Internal Revenue Code §409A;

NOW THEREFORE, the Bank hereby establishes the Plan as follows, effective as of December 1, 2014.

ARTICLE I
DEFINITIONS

For purposes of this Plan, the following terms shall have the meanings indicated, unless the content clearly indicates otherwise:

1.1           “Accrued Benefit” is the value of the benefits provided under the Plan to a Participant or Beneficiary.  The Accrued Benefit means the Retirement Benefit which a Participant would receive at his or her Normal Retirement Age multiplied by a fraction, not greater than one, the numerator of which is the Participant’s total number of Years of Plan Participation in the Plan at the date of determination and the denominator of which is the total number of Years of Plan Participation the Participant could have accumulated if he or she continued his employment until his Normal Retirement Age.  The Accrued Benefit shall be a bookkeeping entry only and shall be utilized solely as a device for measurement and determination of the amounts to be paid to the Participant or Beneficiary pursuant to the Plan.

1.2            “Actuarial Equivalent” or “Actuarial Equivalence” means a benefit which is of equal value at the date of determination to the benefit for which it is to be substituted, computed using an applicable interest rate and an applicable mortality table, as provided by the actuary or accountant of the Bank.

1.3            “Administrative Committee” and “Committee” mean the committee appointed by the Board of Directors to administer the Plan in accordance with Section 10.1.  The Board shall identify the individuals who shall serve as members of the Committee.

1.4           “Bank” means Howard Bank.

1.5           “Beneficiary” means one or more persons designated by the Participant in accordance with Section 8.1, who may be entitled to receive benefits under this Plan upon the death of the Participant.

1.6           “Board of Directors” and “Board” means the Board of Directors of the Bank.

1.7            “Company” means the entity that on or after the Effective Date controls the Bank.

1.8           “Change in Control” means the first to occur of any one of the following events:  (a) the acquisition by any person, persons acting in concert or by an entity of the then outstanding voting securities of either the Bank or the Company, if, as a result of the transaction, the acquiring person, persons or entity owns securities representing fifty percent (50%) or more of the total voting power of the Bank or the Company, as the case may be; (b) within any twelve month period beginning on or after the Effective Date, the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director on the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of, or with the approval of, at least two thirds of the directors who then qualified as Incumbent Directors; (c) the transaction closing date of a reorganization, merger or consolidation, with respect to which those persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated entities; or (d) the sale, transfer or assignment of all or substantially all of the assets of the Bank or the Company to a third party.

1.9           “Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations issued thereunder.

1.10          “Disability” and “Disabled   shall have the same meaning as Permanent  Disability under the Participant’s Employment Agreement, or if there is no employment agreement, the aforementioned terms mean that the Participant is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental condition, which is expected to result in the Participant’s death or can be expected to last for a continuous period of not less than twelve (12) months.  The Administrative Committee shall have the sole discretion to determine the existence of a Disability and may rely on advice from a qualified medical examiner in making its determination.

1.11          “Effective Date” means the effective date of the Plan, which is December 1, 2014.

1.12          “Eligible Employee” means an employee who is highly compensated and a member of management and is designated by the Bank to participate in this Plan in accordance with Section 2.1.  If an Eligible Employee no longer qualifies as a member of a select group of management or highly compensated employee, as determined in good faith by the Administrative Committee, the employee shall no longer be eligible to participate in the Plan and the accrual of future benefits under the Plan shall cease immediately.

1.13          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time-to-time.

1.14          “Normal Retirement Age” means the designated age on the respective Annex when the Participant will be entitled to begin to receive Retirement Benefits under this Plan.

1.15          “Participant” means an Eligible Employee designated by the Bank to participate in the Plan in accordance with Section 2.2, and whose participation in the Plan has not been terminated in accordance with Section 2.3.

1.16          “Plan” means the Howard Bank Supplemental Executive Retirement Plan, effective December 1, 2014, as may be amended.

1.17          “Plan Termination Benefits” means the benefits to which a Participant is entitled in the event that the Plan is terminated based upon a Change of Control, as determined in accordance with Section 7.5.

1.18          “Plan Year” means the Plan’s accounting year of twelve (12) months commencing on January 1st of each year and ending the following December 31st.

1.19          “Retirement”, “Retire(s)” and “Retires” means the severance of the Employee’s employment with the Bank for any reason (other than death) on or after the Eligible Employee attains Normal Retirement Age.

1.20          “Retirement Benefits” means the vested portion of the Accrued Benefit as defined in the Participant’s respective Annex attached hereto.

1.21          “Severance from Employment” means the cessation of the Eligible Employee’s employment with the Bank, including death, Disability, and Retirement, and as may be determined under Treasury Regulation Section 1.409A-1(h).  If the Eligible Employee is granted an approved leave of absence by the Bank, he or she will not be treated as incurring a Severance from Employment, provided such leave does not exceed six months.  If an approved leave of absence is terminated by the Bank without the resumption of the employment relationship, the Participant will be treated as incurring a Severance from Employment under the Plan as of the date of termination of such leave.

1.22          “Specified Employee” means an employee if he or she falls within one of the following categories in any time during the 12 month period ending on a December 31: (i) a 5% owner of the Bank or Company; (ii) a 1% owner of the Bank or Company with annual compensation greater than $150,000; or (iii) an officer with compensation greater than $170,000 (for 2014, as indexed annually).  With respect to item (iii), the group will be limited based on the number of employees of the Bank or the Company in accordance with Treasury Regulation Section 1.409A-1(i).

1.23          “Termination for Cause” means the Bank terminates the Participant as an employee for cause, which means:  (a) Executive's conviction of or plea of guilty or nolo contendere to the commission of a felony (other than traffic violations that do not result in incarceration) or other crime involving moral turpitude, deceit, dishonesty, or fraud under the laws of the United States of America or any other jurisdiction; (b) any willful act or omission by Executive constituting theft, fraud, misappropriation of funds (or other property or assets of Bank), or embezzlement in connection with Executive's employment with Bank or otherwise; (c) any breach by Executive of any material provision of this Agreement, if such breach is not cured within thirty (30) days after written notice thereof from Bank to Executive; (d) Executive's willful or continued failure to perform in any material respect lawful duties of this position with Bank, if such failure is not cured within thirty (30) days after written notice thereof from Bank to Executive; (e) any intentional act of Executive having the purpose of materially injuring the reputation, business, or business relationships of Bank; or (f) any breach by Executive of his fiduciary duty to Bank.

1.24          “Termination Without Cause” means the involuntary severance from service of the Participant, other than for Cause, by the Bank.

1.25          “Years of Plan Participation” means (i) the total number of the full twelve month calendar periods in which an Eligible Employee has participated in the Plan beginning on the Effective Date of the Plan and ending on his or her Severance from Employment; or (ii) the credit for periods of participation based on the terms in the respective Annex.  Any partial year shall not be counted, except as may be provided in a Participant’s Annex hereto.

ARTICLE II
ELIGIBILITY AND PARTICIPATION

 2.1           Eligibility.  The Plan is intended to be a “top-hat” plan and, as a result, eligibility to participate in the Plan is limited to a select group of management or highly compensated employees determined by the Board of Directors of the Bank.  As of the Effective Date, eligibility to participate in the Plan has been granted to the employees identified on the respective Annex attached hereto.  After the Effective Date, the Board in its sole discretion may select other employees to participate in the Plan.  Any new Eligible Employees will be notified by the Bank in writing of his or her designation as an Eligible Employee, and the terms of their benefits hereunder will be stated on his or her individual Annex.

 2.2           Participation.  For Eligible Employees designated to participate in the Plan as of the Effective Date, they shall become Participants on the Effective Date of the Plan.  For any other Eligible Employee, participation shall begin on the first of the month immediately following the date that he or she is notified by the Bank of his or her selection to participate in the Plan and his or her designation as an Eligible Employee.

 2.3           Termination Of Participation.  An Eligible Employee shall cease to be eligible to participate in the Plan when:  (a) he or she no longer qualifies as a member of a select group of management or a highly compensated employee, as determined in good faith by the Administrative Committee; (b) he or she no longer is an employee of the Bank; (c) his or her benefits have been distributed in full in accordance with the terms of the Plan; or (d) his or her benefits have been forfeited in accordance with the terms of the Plan.

ARTICLE III
BANK CONTRIBUTION

 3.1           Annual Contribution.  During each Plan Year in which a Participant is employed by the Bank until the Participant attains Normal Retirement Age, the Bank, in its sole discretion, may determine if it shall make a contribution to a funding method it deems prudent.  The Bank may determine the contribution at any rate that it deems prudent to reflect the expenses for financial accounting purposes.

 3.2           Payment of Contributions.  If the Bank decides to make a contribution each Plan Year to a funding vehicle it deems prudent, it shall do so in accordance with the calculations made by its actuary or accountant .

 3.3           Valuation Methods.  In establishing the liabilities under the Plan and contributions thereto, the Bank will use such methods and assumptions as will reasonably reflect the cost of benefits.  Plan assets are to be valued on the basis of any reasonable method of valuation.  There shall be a valuation of the Plan at least once a year.

ARTICLE IV
VESTING AND FORFEITURE

 4.1           Vesting.  The Participant’s Accrued Benefit shall vest in accordance with the respective Annex attached hereto, and the terms of Article IV.

 4.2           Vesting Upon Disability.  If the Participant, prior to the vesting of his Accrued Benefit, shall become Disabled while employed by the Bank and if proof of such Disability is satisfactory to the Administrative Committee, the Participant shall become fully vested in his or her Accrued Benefit as of the date of his or her Disability.

 4.3           Vesting Upon Death.  If the Participant dies at any time prior to the Severance From Employment, the Participant shall become fully vested in the Accrued Benefit as of the date of his or her death.

 4.4           Vesting Upon Plan Termination Based Upon Change Of Control.  If upon a Change of Control, the Bank determines to terminate the Plan as permitted in Section 12.3, prior to full vesting of his or her Accrued Benefit, the Participant shall become fully vested in his or her Accrued Benefit as of the date of the Plan termination.

 4.5           Forfeiture Upon Termination For Cause.  The Participant’s Accrued Benefit in its entirety, whether vested or unvested, shall be forfeited if, prior to the Participant attaining Normal Retirement Age, the Participant undergoes a Severance from Employment as a result of a Termination for Cause.

 4.6           Forfeiture Upon Termination Without Cause.  If a Participant undergoes a Severance from Employment as a result of a Termination Without Cause or the Participant voluntarily undergoes a Severance from Employment for any reason before he or she attains Normal Retirement Age, the Participant’s non-vested Accrued Benefit will be forfeited.  The payment of the vested Accrued Benefit will be made at the time that the Participant attains Normal Retirement Age and in the form indicated in Section 6.2 herein.

 4.7           Return of Former Participant.  If a Participant undergoes a Severance from Employment and later returns as an employee of the Bank, he or she will not be entitled to participate in the Plan.

ARTICLE V
CREDITING, DEBITING AND BENEFICIAL
INTERESTS IN ACCRUED BENEFITS

 5.1           No Actual Investment.  Notwithstanding any other provision of this Plan, the Bank’s contribution to a funding vehicle shall not be considered or construed in any manner as an actual investment of the Accrued Benefit.  Without limiting the foregoing, the Participant’s Accrued Benefit shall at all times be a bookkeeping entry only and shall not represent any investment made on the Participant’s behalf by the Administrative Committee.

 5.2           Employer’s General Assets.  All Bank contributions to a funding vehicle under the Plan (i) are the general assets of the Bank, (ii) may be used in the operation of the Bank’s business or in any manner permitted by law, and (iii) remain subject to the claims of the Bank’s general unsecured creditors.  In addition, title to any amounts in their Accrued Benefits remain in the name of the Bank, and neither the Participants nor their Beneficiaries have any property or beneficial interests whatsoever in any benefits hereunder, except as general creditors of the Bank.

ARTICLE VI
RETIREMENT BENEFITS AND DISTRIBUTIONS

 6.1           Retirement Benefits.  When the Participant attains the Normal Retirement Age, he or she shall begin to be paid his or her vested Retirement Benefit as provided in Section 6.2.

 6.2           Payment of Retirement Benefits.  Retirement Benefits shall be paid in equal quarterly installments over a period of fifteen (15) years.  The first payment shall commence as soon as administratively feasible, but no longer than 30 days, following the later of (i) Participant’s Severance from Employment after attainment of the Normal Retirement Age or (ii) the attainment of Normal Retirement Age if severance has occurred first.  A Participant must undergo the severance no later than the close of the calendar year in which he or she attains the Normal Retirement Age, except as may be provided in the respective Annex of a Participant. The Retirement Benefit will not increase beyond that earned as of the Normal Retirement Age.  The terms of the Annex will control over the terms of the Plan, unless not permitted by the Treasury Regulations.

 6.3           Special Rules.  If the Participant is a Specified Employee, the benefit commencement date for benefits other than death, disability or pursuant to a change in control must be delayed for six months as further provided in Treasury Regulation Section 1.409A-1(i).  The Bank may not accelerate the payment of benefits except as permitted by the Treasury Regulations.

ARTICLE VII
DEATH, DISABILITY AND CERTAIN TERMINATION BENEFITS

 7.1           Post-Retirement Survivor Benefits.  If a Participant dies after Retirement but before the Retirement Benefits are paid in full, the Participant’s unpaid Retirement Benefits shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as those benefits would have been paid to the Participant had the Participant survived.

 7.2           Pre-Retirement Survivor Benefits.  If prior to the time the Participant attains Normal Retirement Age, the Participant dies while the Participant is an employee of the Bank, the Participant’s Beneficiary shall receive Pre-Retirement Survivor Benefits equal to the Actuarial Equivalent of the vested Accrued Benefit.  The Pre-Retirement Survivor Benefit shall be paid in equal quarterly installments over a five-year period.

 7.3           Disability Benefits.  If prior to the time the Participant attains Normal Retirement Age, he or she shall be determined to be Disabled while the Participant is an employee of the Bank, the Participant shall begin to be paid his or her Accrued Benefit that has vested in accordance with Section 4.2.  The Disability Benefits shall be paid in equal quarterly installments over a five year period.  The first payment will commence as soon as administratively feasible following the determination of his Disability.

 7.4           Post-Disability Survivor Benefits.  If a Participant dies after a determination of Disability has been made but before the disability benefits are paid in full, the Participant’s unpaid disability benefits shall continue and shall be paid to the Participant’s Beneficiary over the remaining number of years and in the same amounts as those benefits would have been paid to the Participant had the Participant survived.

 7.5           Plan Termination Benefits.  In the event the Bank decides to terminate the Plan based on a Change of Control as permitted in Section 12.3, the Participant shall be paid in the form of a lump sum the Actuarial Equivalent of his or her Accrued Benefit that has vested in accordance with Article IV as soon as administratively feasible after the Plan termination.  Additionally, all benefits due to Participants and Beneficiaries who are in pay status as of the Plan termination date shall be paid in a lump sum as soon as administratively feasible after the Plan termination.  Notwithstanding the foregoing, unless otherwise agreed by the Bank and the Participant, if any part of the payment of the vested Accrued Benefit pursuant to a Change in Control would constitute a golden parachute payment under the Code after taking into account other compensation payable to the Participant under an employment agreement or otherwise, that part of the payment will not be made, or will be made on such terms as will allow it to not constitute a golden parachute payment.

ARTICLE VIII
BENEFICIARY DESIGNATION

 8.1           Designation of Beneficiary.  The Participant shall have the right to designate from any person or persons, who may be named contingently or successively, to receive payment of his or her benefits in the event of his death.  A Beneficiary designation shall be made by executing the beneficiary designation form prescribed by the Administrative Committee and filing the same with the Committee.  Any such designation may be changed at any time by execution of a new beneficiary designation form and filing the same with the Committee.  If no such designation is on file with the Committee at the time of the Participant’s death or such designation is ineffective for any reason as determined by the Committee, then the Beneficiary to receive such benefits shall be the person in the first of the following classes in which there is a survivor:  (i) the Participant’s surviving spouse; (ii) the Participant’s surviving children in equal shares; or (iii) the Participant’s executor or Administrator of his or her estate or his or her heirs at law if there is no administration of such Participant’s estate.

 8.2           Doubt As To Beneficiary.  If the Administrative Committee has any doubt as to the correct Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Bank to withhold such payments until the matter is resolved by the Committee.

ARTICLE IX
ADMINISTRATION OF PAYMENTS

 9.1           Spendthrift Provision.  Except as otherwise required by law, no amount payable to the Participant or any Beneficiary under the Plan will be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge, or any other legal or equitable process, and any attempt to do so shall be void, nor will any benefit hereunder be in any manner liable for or subject to the debts, contracts, liabilities, engagements, or torts of the person entitled thereto.  Further, (i) the withholding of taxes for benefit payments; and (ii) the recovery of overpayments of benefits previously made to the Participant or any Beneficiary shall not be construed as an assignment or alienation.

 In the event that the Participant’s or Beneficiary’s benefits once payable hereunder are garnished or attached by order of any court, the Bank may bring an action for declaratory judgment in a court of competent jurisdiction to determine the correct recipient of the benefits to be paid under the Plan.  During the pendency of said action, any benefits that become payable shall be held as credits to the Participant’s Accrued Benefit or, if the Bank prefers, paid to the court to be distributed by the court to the recipient as it deems prudent at the close of said action.

 9.2           Court Order.  The Administrative Committee is authorized to cause the Bank to make any payments directed by court order in any action in which the Committee or the Bank has been named as a party.  In addition, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a divorce, property settlement or otherwise, the Committee in its sole discretion, shall have the right, notwithstanding any Beneficiary designation made by the Participant, to cause the Bank to distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.  The court order though may not require the Bank to provide any type or form of benefit, any option or any increased benefits not otherwise provided under the Plan.

 9.3           Payment to Guardian.  If the Participant’s Accrued Benefit is payable to a Participant or Beneficiary who has been declared incompetent or incapable of receiving his or her property, the Administrative Committee may direct the payment of benefits to the guardian, conservator, personal representative, or other person having the care and custody of such incompetent or incapacitated Participant.  The Administrative Committee may require proof of such incompetency, incapacity, conservatorship or guardianship, as it may deem appropriate prior to the distribution.  Such distribution shall completely discharge the Administrative Committee and the Bank from all liability with respect to the payment of benefits under the Plan.

 9.4           Unclaimed Benefits.  In the case of benefits payable on behalf of the Participant, if the Administrative Committee is unable to locate the Participant or Beneficiary to whom such benefits are payable, such benefits shall be forfeited to the Bank upon the Administrative Committee’s determination.  Notwithstanding the foregoing, if subsequent to such forfeiture the Participant or Beneficiary to whom such benefits are payable makes a valid claim for such benefits within five (5) years from the date the benefit payments are to commence, such forfeited benefits shall be paid by the Bank.

 9.5           Effect of Payment.  Payment of benefits in full to the Participant or Beneficiary hereunder shall completely discharge the Administrative Committee and Bank from all obligations under the Plan.

 9.6           Withholdings.  Benefit payments shall be subject to all applicable withholding taxes, other payroll taxes and other deductions in accordance with the Bank’s normal payroll practices.

ARTICLE X
ADMINISTRATION AND RECORDKEEPING

10.1          Assignment And Designation Of The Administrative Authority.  The Board of Directors shall appoint at least two persons to serve as an Administrative Committee for the Plan.  The Administrative Committee may delegate to other employees of the Bank the ministerial functions of operating the Plan.  In the absence of a resolution naming one or more individuals, the ministerial functions shall be conducted by the Administrative Committee.

10.2          Employment of Agents.  In the administration of this Plan, the Administrative Committee may, from time to time, employ agents and delegate to them such of the administrative duties as it sees prudent.

10.3          Responsibilities Of The Administrative Committee.  Except as otherwise specifically provided herein, the Administrative Committee shall have sole responsibility for and sole control of the operation, administration, and recordkeeping of the Plan, and shall have the power and authority to take all actions and to make all interpretations which may be necessary or appropriate in order to administer and operate the Plan, including without limiting the generality of the foregoing, the power, duty and responsibility to: (i) resolve all disputes and questions arising under the Plan, including the power to determine the rights of the Participant and Beneficiary, and their respective benefits and to remedy any ambiguities, inconsistencies, or omissions in the Plan; (ii) adopt such rules of procedure and regulations as in its opinion may be necessary for the efficient administration of the Plan; (iii) implement the Plan in accordance with its terms and the rules and regulations adopted above; (iv) correct any defect or supply any omission or reconcile any inconsistency that may appear in the Plan; (v) make determinations concerning the Participant’s Accrued Benefit and the distribution of the Participant’s benefit; and (vi) construe the terms of the Plan. All interpretations, decisions and determinations made by the Committee shall be binding on all persons concerned.

10.4          Uniformity of Discretionary Acts.  Whenever in the administration or operation of the Plan discretionary acts by the Administrative Committee are required or permitted, such actions shall be consistently and uniformly applied to all persons similarly situated and no such actions shall be taken that shall discriminate in favor of a particular person or group of persons.

10.5          Records and Reports.  The Administrative Committee shall keep all books of account, records, and other data that may be necessary for the administration of the Plan, and shall be responsible for supplying all information and reports to the Internal Revenue Service, the Department of Labor, Participants, Beneficiaries, and others as appropriate, or as required by law.

10.6          Majority Actions.  Except where the Administrative Committee has allocated and delegated its administrative authority to one or more members who serve on the Committee, the Administrative Committee shall act by a majority vote.  If there are only two members of the Committee, the Committee shall act by unanimous vote.  The Committee may authorize one or more of its members to sign all documents on their behalf.

10.7          Indemnity of Administrative Committee.  The Bank agrees to indemnify all members of the Administrative Committee against any and all claims, losses, damages and expenses, including any amounts made in settlement with their approval, arising out of or resulting from their action or failure to act, unless otherwise prohibited by law.  The Bank shall be obligated to conduct the defense in any action, suit, or proceeding.  The Bank may satisfy its obligations under this provision by the purchase of insurance.  Any payment by an insurance carrier to or on behalf of members of the Committee shall, to the extent of such payment, discharge any obligation of the Bank under the indemnification.

ARTICLE XI
CLAIMS PROCEDURE

11.1          Notice Of Denial Or Adverse Action Or Interpretation.  In the event that a Participant’s or Beneficiary’s request for distribution of benefits is denied in whole or in part or the Participant or Beneficiary disputes any adverse action or interpretation of the Administrative Committee with respect to this Plan, the Participant or Beneficiary (the “Claimant”) shall be notified in writing of the denial of benefits, or the adverse action or interpretation with respect to the Plan by the Administrative Committee.  The notice shall specify the reason or reasons therefore, make specific references to pertinent Plan provisions, describe any additional material or information necessary for the Claimant to perfect the claim and shall advise the Claimant of the procedure for the appeal of such denial or adverse action or interpretation, and the time limits applicable to such procedures.

11.2          Appeals Procedure.  All appeals shall be made in accordance with the following procedure:

(i)
The Claimant or his authorized representative shall file with the Administrative Committee a request to appeal the denial or adverse action or interpretation within sixty (60) days of receipt of the notice described in Section 11.1.  The request shall be made in writing and shall set forth all of the facts upon which the appeal is based.  Appeals not timely filed shall be barred.

(ii)
The Claimant or his authorized representative in formulating his appeal may review pertinent documents, submit additional documents, and may request a hearing, which the Committee, in its sole discretion, may grant.

(iii)
The Administrative Committee shall consider the merits of the Claimant’s written presentation, the merits of any facts or evidence, and such other materials and circumstances as it shall deem relevant.  If the disputed issue relates to a medical determination of Disability, the Administrative Committee may require the Participant to submit to an evaluation by an independent qualified medical professional.

(iv)
Within one hundred and twenty (120) days after a request for review has been received, the Administrative Committee shall render a decision on the appealed claim which shall be in writing and shall include specific references to the pertinent Plan provisions upon which the decision is based.

11.2          Legal Action.  A Claimant’s compliance with administrative review process as specified in Section 11.2 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.

11.3          Binding Effect of Decisions.  The decision or action of the Administrative Committee with respect to any questions arising out of or in connection with the administration, interpretation and application of the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having an interest in the Plan.

ARTICLE XII
AMENDMENT OR TERMINATION

12.1          Right to Amend.   The Board of Directors, by written instrument, shall have the right to amend the Plan at any time, and retroactively if deemed prudent, with respect to any provisions hereof and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive any Participant or Beneficiary of a right to his or her Accrued Benefit hereunder prior to the date of the amendment.

12.2          Right To Terminate Future Accruals.  The Bank shall have the right, at any time, to terminate future accruals under the Plan; provided, however, that no such termination shall deprive any Participant or Beneficiary of a right accrued hereunder prior to the date of termination.

12.3          Termination Of The Plan Upon Change Of Control.  The Bank shall have the right to terminate the Plan within thirty (30) days preceding or twelve (12) months following a Change in Control, but only if all substantially similar arrangements sponsored by the Bank are terminated.  In the event of a termination upon a Change of Control, all Participants are required to receive their vested Accrued Benefit under the Plan within twelve (12) months of the date of termination of the Plan.
ARTICLE XIII
MISCELLANEOUS

13.1          Compliance With Section 409A.   If the implementation of any of the provisions of this Plan would subject the Participants to taxes or penalties under Code §409A, the implementation of such provision shall be modified to avoid such taxes and penalties to the maximum extent possible while preserving the benefits intended to be provided to Participants under the Plan.  Under no circumstances may the vesting or payment of any benefits be accelerated except as provided herein.

13.2          Not A Contract Of Employment.  The Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant or to be a consideration or an inducement for the employment of any Participant.  Nothing contained in the Plan shall be deemed to give any Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discharge the Participant at any time regardless of the effect which such discharge might have upon an employee as a Participant in the Plan.

13.3          Furnishing Information.  A Participant or Beneficiary, as a condition to entitlement to benefits hereunder, shall cooperate with the Administrative Committee by furnishing any and all information requested by the Committee, and take such other actions as may be requested in order to facilitate the administration of the Plan, including but not limited to taking physical examinations as the Committee may deem necessary.

13.4           Headings.  The headings and subheadings of the Plan have been inserted for convenience of reference and are to be ignored in any construction of the provisions hereof.

13.5          Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

13.6          Applicable Law.  The Plan shall be construed and enforced according to the laws of the State of Maryland, other than its laws respecting choice of law.

13.7          Notice.  Any notice to be provided to the Administrative Committee shall be sent by certified or registered mail or hand-delivered to the Administrative Committee in care of the Bank at the Bank’s office; and any notice to the Participant shall be sent or hand-delivered to the last address shown on the Bank’s payroll records or to the Participant’s office which is provided by the Bank.  A notice shall be deemed given on the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

13.8          Successors.   The provisions of this Plan shall bind the Bank and its successors and assigns and shall inure to the benefit of the Participant and the Participant’s designated Beneficiary.

13.9          Validity.  In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provisions had never been inserted herein.

IN WITNESS WHEREOF, the Bank has signed this Plan document on the 31st day of December, 2014.

ATTEST/WITNESS:	HOWARD BANK

_/s/Allyson Cwiek__________	By:_/S/George C. Coffman____
Allyson Cwiek	George C. Coffman
Executive Vice President
Chief Financial Officer

Annex A
to
Howard Bank Supplemental Executive Retirement Plan
for
Mary Ann Scully

1.	Retirement Benefit – An annual benefit of $100,000 payable for 15 years

2.	Normal Retirement Age – attainment of age 68 on August 25, 2019.

3.	Payment Commencement Date - Within thirty days of attainment of Normal Retirement Age, even if the Bank and the Participant have agreed that the Participant will continue working for the Bank.

4.
Vesting:  66.67% of the Retirement Benefit on December 31, 2014; 73.3% of the
    Retirement Benefit on August 9, 2015; 80.0% of the Retirement Benefit on August 9,
    2016; 86.7% of the Retirement Benefit on August 9, 2017; 93.3% of the Retirement
    Benefit on August 9, 2018; and 100% of the Retirement Benefit on August 25, 2019.

5.
For purposes of Section 1.25 of the Plan, the Participant will be deemed to have attained
    10 years of participation on December 31, 2014.  In addition, if the Participant does not undergo a Severance From Employment before August 25, 2019, the Participant will receive a full year of participation for 2019.

6.	The terms of the Participant’s Employment Agreement and the Plan will be harmonized to the extent possible with the intent that the terms must comply with Section 409A of the Code.